Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (“Agreement”) is dated September 12, 2018, by and among GTY Technology Holdings Inc., a Cayman Islands exempted company (“Parent”), GTY Technology Holdings Inc., a Massachusetts corporation (“NewCo”), and GTY Technology Merger Sub, Inc., a Delaware corporation and indirect subsidiary of Parent (the “Subsidiary”).

WHEREAS, Parent is a blank check company formed to acquire one or more operating businesses through a business combination transaction;

WHEREAS, prior to the date hereof, Parent formed NewCo as a wholly-owned subsidiary of Parent;

WHEREAS, prior to the date hereof, NewCo formed the Subsidiary as a wholly-owned subsidiary of NewCo;

WHEREAS, upon the terms and subject to the conditions of this Agreement, simultaneously with the consummation of the Roll-Up Transactions (as defined below), the Subsidiary shall merge with and into Parent (the “Merger”) in accordance with the terms of the Companies Law (2018 Revision) of the Cayman Islands and the Delaware General Corporation Law, with Parent surviving such merger;

WHEREAS, as a result of the Merger, Parent will become a wholly-owned subsidiary of NewCo and the separate existence of the Subsidiary will cease;

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger be treated as a contribution of Parent shares by Parent’s shareholders to NewCo in a transaction that, together with the other transactions to be consummated as part of the Roll-Up Transactions, qualify as a contribution of property described in Section 351 of the Internal Revenue Code of 1986, as amended;

WHEREAS, Parent will cause NewCo to file a registration statement on Form S-4 in connection with the Merger;

WHEREAS, the board of directors of each of Parent, NewCo and the Subsidiary has unanimously approved this Agreement and declared it advisable for Parent, NewCo and the Subsidiary, respectively, to enter into this Agreement.

NOW, THEREFORE, on the terms, and subject to the conditions of this Agreement, Parent, NewCo and the Subsidiary agree as follows:

1.             Effective Time. The Merger will be consummated by Parent and/or the Subsidiary filing: (a) a certificate of merger (the “Certificate”) with the Secretary of State of the State of Delaware under the Delaware General Corporation Law; and (b) a plan of merger (the “Cayman Plan of Merger”) with the Registrar of Companies of the Cayman Islands under the Companies Law (2018 Revision) of the Cayman Islands. The Merger will be effective with effect from the filing of the Certificate in the State of Delaware and the Cayman Plan of Merger in the Cayman Islands (the “Effective Time”); provided, that the Certificate and the Cayman Plan of Merger shall be filed in the State of Delaware and the Cayman Islands, respectively, simultaneously with the consummation of the Roll-Up Transactions.

2.             Merger. At the Effective Time, subject to satisfaction of the conditions specified in Section 9, the Subsidiary will merge with and into Parent, and Parent shall be the surviving company in the Merger (hereinafter referred to as the “Surviving Company”) as a wholly-owned subsidiary of NewCo.

3.             Third Amended and Restated Memorandum and Articles of Association. The Second Amended and Restated Memorandum and Articles of Association of Parent, as in effect at the Effective Time, shall be amended and restated by the Third Amended and Restated Memorandum and Articles of Association of Parent, in the form attached hereto as Exhibit A, which shall be the Memorandum and Articles of Association of the Surviving Company.

4.             Directors and Officers. Harry L. You, Paul T. Dacier and Charles E. Wert shall be the directors of the Surviving Company, each to hold office in accordance with the Memorandum and Articles of Association of the Surviving Company. Harry L. You shall be the President and Secretary of the Surviving Company, to hold office in accordance with the Memorandum and Articles of Association of the Surviving Company.

5.             Succession. From and after the Effective Time, the Surviving Company shall succeed, without other transfer, to all of the rights and property of the Subsidiary, and will be subject to all of the debts and liabilities of the Subsidiary.

6.            Further Assurances. From time to time as and when requested by the Surviving Company or by its successors and assigns, the last acting officers of the Subsidiary, or the corresponding directors and officers of the Surviving Company, may, in the name of the Subsidiary, execute and deliver all such proper deeds, assignments and other instruments, and take or cause to be taken all such further actions, as the Surviving Company may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Company title to and possession of all of the property, rights, privileges, immunities, powers and franchises of the Subsidiary (and otherwise to carry out the purposes of this Agreement).

7.             Conversion of Securities.

A.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of ordinary shares of Parent, each Class A ordinary share of a par value of US$0.0001 each and Class B ordinary share of a par value of US$0.0001 each issued and outstanding in Parent shall be cancelled and will be automatically converted into one share of common stock in NewCo.

B.	At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Parent Warrants, each Parent Warrant (or portion thereof) that is outstanding immediately prior to the Effective Time shall, pursuant to and in accordance with Section 4.4 of the Warrant Agreement, automatically and irrevocably be modified to provide that such Parent Warrant (or portion thereof) shall no longer entitle the holder thereof to purchase the amount of Class A ordinary share(s) of Parent set forth therein, and in substitution thereof, such Parent Warrant (or portion thereof) shall entitle the holder thereof to acquire such equal number of share(s) of common stock of NewCo per Parent Warrant (or portion thereof).

C.	Upon the Effective Time, all issued and outstanding shares of the Subsidiary shall be deemed and treated for all purposes as representing the issued and outstanding shares of the Surviving Company.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Parent Warrant” means each warrant entitling the holder thereof to purchase one (1) Class A ordinary share of a par value of US$0.0001 in Parent on the terms and conditions set forth in the Warrant Agreement.

“Roll-Up Transactions” means the transactions contemplated by that certain (i) Unit Purchase Agreement, dated as of the date hereof, by and among Sherpa Government Solutions LLC, a Delaware limited liability company, Parent, and the other parties listed therein; (ii) Agreement and Plan of Merger, dated as of the date hereof, by and among Open Counter Enterprises Inc., a Delaware corporation, Parent, and the other parties listed therein; (iii) Agreement and Plan of Merger, dated as of the date hereof, by and among CityBase, Inc., a Delaware corporation, Parent, and the other parties listed therein; (iv) Share Purchase Agreement, dated as of the date hereof, by and among Questica Inc., a corporation incorporated under the laws of Ontario, Canada, Parent, and the other parties listed therein; (v) Arrangement Agreement, dated as of the date hereof, by and among Bonfire Interactive Ltd., a corporation incorporated under the laws of Ontario, Canada, Parent, and the other parties listed therein; and (vi) Agreement and Plan of Merger, dated as of the date hereof, by and among eCivis, Inc., a Delaware corporation, Parent, and the other parties listed therein.

“Warrant Agreement” means that certain warrant agreement, dated as of October 26, 2016, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, governing the Parent Warrants.

8.             Share Certificates. Upon the Effective Time, each certificate (if any) representing issued and outstanding shares of Parent shall be deemed and treated for all purposes as representing the shares of NewCo.

9.             Conditions to Closing. The obligation of Parent and the Subsidiary to consummate the Merger is subject to the satisfaction of each of the following conditions as of prior to, or simultaneously with, the Effective Time: (i) the board of directors of Parent shall have submitted this Agreement to the shareholders of Parent for authorization pursuant to section 233(6) of the Companies Law (2018 Revision) of the Cayman Islands and the shareholders of Parent shall have authorized this Agreement by way of resolutions passed at an extraordinary general meeting of Parent; and (ii) at least one of the Roll-Up Transactions shall be consummated simultaneously with the consummation of the Merger.

10.           Termination. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time (i) by the written consent of each of the parties hereto and (ii) by any of the parties hereto if the transactions contemplated hereby have not been consummated on or prior to March 31, 2019.

11.           Amendment. Subject to applicable law, this Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the Effective Time with respect to any of the items contained herein.

12.           Governing Law. This Agreement and all rights hereunder shall be interpreted and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules thereof.

13.           Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or electronic signature shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date set forth above.

GTY Technology Holdings Inc., a Cayman Islands exempted company

By: /s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

GTY TECHNOLOGY HOLDINGS INC., a Massachusetts corporation

By: /s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

GTY TECHNOLOGY Merger Sub, Inc., a Delaware corporation

By: /s/ Harry L. You
Name: Harry L. You
Title: President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]